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FORM 3



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


   FRIEDMAN                          ROBERT                 L.
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   (Last)                            (First)              (Middle)
   c/o BLACKSTONE MANAGEMENT ASSOCIATES II,
   345 PARK AVENUE, 31ST FLOOR       L.L.C.
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                                    (Street)

   NEW YORK                            NY                   10154
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                    4/21/99
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol
   SYMBOL:  AXL
   AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

  COMMON STOCK                            26,510,992 (I)              I                    SEE ATTACHMENT.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)
(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENT VALID OMB CONTROL NUMBER.

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

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        ROBERT L. FRIEDMAN                                      4-23-99
---------------------------------------------            -----------------------
        Signature of Reporting Person(1)                          Date

  (I) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

   ** Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2


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FORM 3 (CONTINUED)

                              ATTACHMENT TO FORM 3



Report Person:             Robert L. Friedman

Address:                   c/o Blackstone Management Associates II L.L.C.
                           345 Park Avenue, 31st Floor
                           New York, NY 10154

Issuer & Ticker Symbol:    American Axle & Manufacturing Holdings, Inc. (AXL)

Date of Event
Requiring Statement:       4/21/99

As a member of Blackstone Management Associates II L.L.C. ("BMAII") which is the sole general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership II L.P. and the sole investment general partner of Blackstone Offshore Capital Partners II L.P. (collectively, the "Partnerships"), the Reporting Person has an indirect pecuniary interest in a portion of the Common Stock held by the Partnerships. As permitted by the SEC rules, the number of shares reported includes shares in excess of the Reporting Person's actual pecuniary interest in the equity securities of the Issuer. The reporting person disclaims beneficial ownership of these securities and this report shall not deemed an admission that the reporting person ids the beneficial owner of such securities for purposes of
Section 16 or for any other purpose.
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                               POWER OF ATTORNEY

Know all men by these presents that Robert L. Friedman does hereby make, constitute and appoint Bret D. Pearlman and Robert Barrack as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and as a member of any limited liability company or partner of any limited partnership for which the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Management Associates II L.L.C., Blackstone Family Investment Partnership II L.P. or their affiliates in the common stock of American Axle & Manufacturing Holdings, Inc. (including any amendments supplements to any reports or schedules previously filed by such persons or entities) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation Schedules 13D and statements on Form 3, Form 4 and Form 5.




    ROBERT L. FRIEDMAN
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Name: Robert L. Friedman


April 28, 1999